                                                                    EXHIBIT B-52

                            UNANIMOUS WRITTEN CONSENT
                        IN LIEU OF ANNUAL MEETING OF THE
                              BOARD OF DIRECTORS OF
                       CARDINAL PROPERTY MANAGEMENT, INC.
                           DATED AS OF APRIL 14, 1999


         The undersigned, being all of the directors of CARDINAL PROPERTY MANAGEMENT, INC., an Indiana Corporation (the "Corporation"), in lieu of an annual meeting of the Board of Directors and pursuant to the authority of Section 23-1-34-2 of the Indiana Business Corporation Law, do hereby unanimously consent to the adoption of the following recitals and resolutions without a meeting and direct the Secretary of the Corporation to file this Consent with the minutes of the proceedings of the Board of Directors of this Corporation.

                              AMENDMENT OF BY-LAWS

         RESOLVED, that the first sentence of Article V, Section 1 of the By-Laws of the Corporation be, and hereby is amended to read as follows:

                    "ARTICLE V - OFFICERS OF THE CORPORATION

         Section 1 - Officers. The officers of the Corporation shall be chosen by the Board of Directors and shall consist of a Chairman, a President, a General Manager, one or more Vice Presidents, if the Board of Directors so elects, a Secretary, one or more Assistant Secretaries, a Treasurer, and a Controller."

         BE IT FURTHER RESOLVED, that a new Section 4 shall be added to Article V of the By-Laws of the Corporation, the sections which follow to be numbered.

         "Section 4 - General Manager. In the absence of the Chairman and the President, the General Manager shall have all of the powers and shall perform all of the duties of the President, including supervising the day to day operations of the Corporation; and the General Manager shall perform such other duties as from time to time may be prescribed for him by the Board of Directors."

                                          /s/ Gary L. Neale
                                          /s/ Stephen P. Adik
                                          /s/ Arthur A. Paquin

                                          Being all of the Directors of the
                                          Corporation.